Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2012 Results
-- Adjusted EBITDA1 of $35 Million --
-- Net Income of $21 Million or $0.09 per Share Excluding Adjustments2 --
-- Revenue of $212 Million --
-- Churn Reduced to 2.5% from 2.8% Sequentially --
-- Company Announces $50 Million Share Repurchase Program --

Holmdel, NJ, August 1, 2012 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, announced results for the second quarter ended June 30, 2012.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)1 of $35 million, up from $32 million sequentially and down from the record high $44 million in the year ago quarter, reflecting the Company's previously stated plans to increase investment in its strategic growth initiatives.
The Company incurred a loss from operations of $3 million, due to a one-time, non-cash adjustment of $25 million on the write-down of software assets. This loss compares to income from operations of $21 million sequentially and $31 million in the year ago quarter. GAAP net loss was $3 million or $0.01 per share, down from GAAP net income of $14 million or $0.06 per share sequentially and $22 million or $0.10 per share a year ago. Net income excluding adjustments2 was $21 million or $0.09 per share, up from $19 million or $0.08 per share sequentially, and a decline from $26 million or $0.11 per share a year ago.
Customer churn was reduced to 2.5% from 2.8%, sequentially. This decline is the result of improvements in overall customer satisfaction, as well as changes in retention processes and the early impact of service agreements, which were put in place in February of 2012. The Company expects to strengthen its customer churn profile over time as the majority of new customers are expected to take service agreements.

Based on the Company's sustainable cash flow, strong balance sheet, and the belief that its stock represents a highly attractive value, Vonage's Board of Directors has authorized a share repurchase of up to $50 million to be concluded by the end of 2013.
"Operationally, we continued to improve our core business. We substantially lowered churn, reduced customer line losses from the prior quarter, and attracted new international customers with offers targeted to Pakistani and Mexican callers,” said Marc Lefar, Vonage Chief Executive Officer.
“During the quarter, we also took significant steps forward in our mobile and international expansion initiatives. We improved the quality and functionality of our mobile app, and yesterday, launched a compelling new offer for callers to the Philippines as part of our recently announced alliance with Globe, a leading telecommunications provider in the Philippines,” Lefar continued.
"As a result of our progress and continued confidence in the stability of our cash flows, Vonage's Board authorized a share repurchase program designed to return value to our shareholders. This reflects our strategy of taking a balanced approach to capital allocation as we invest for growth and deliver value to shareholders, while maintaining ample cash to fund the ongoing operational needs of our business.”

First Quarter Financial and Operating Results
Revenue totaled $212 million, down from $216 million sequentially due to non-operational impacts including lower Universal Service Fund fees and the accounting impact from legacy activation fees that the Company discontinued in 2009, as well as customer mix. Revenue declined from $218 million in the year ago quarter primarily due to lower average lines. Average revenue per user was $29.98, down from $30.42 sequentially, and $30.28 in the second quarter of 2011.
Direct cost of telephony services (“COTS”) was $58 million, reduced from $62 million sequentially and flat compared to the year ago quarter reflecting continued reductions in termination rates which offset the Company's planned growth in international long distance minutes. On a per line basis, COTS was $8.23, down from $8.68 sequentially and up from $8.03 in the second quarter of last year.
Direct cost of goods sold was $9 million, down from $10 million sequentially and year-over-year. Direct margin3 increased to 68% from 67% sequentially and declined from 69% in the year ago quarter.
Selling, general and administrative (“SG&A”) expense was $58 million, an improvement from $62 million sequentially and flat compared to the year ago quarter.
Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company's existing customer base, was $98 million, up from $95 million sequentially and down from $105 million the year ago quarter reflecting the Company's investment in growth initiatives. PMOI per line was $13.91, up from $13.33 sequentially and down from $14.53 in the year ago quarter.
Marketing expense was $55 million, up from $53 million sequentially due in part to seasonally higher costs and marketing tests conducted during the quarter, and up from $52 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $336, up from $323 sequentially and $330 in the prior year.
Gross line additions were 163,000, versus 165,000 sequentially and up from 158,000 the prior year. Primarily as a result of the 30 basis point decline in sequential churn, net line losses declined by 19,000 to breakeven net lines, reversing four quarters of negative line losses.
As of June 30, 2012, cash and cash equivalents, including $6 million in restricted cash, totaled $78 million. Capital expenditures for the quarter were $4 million. Free cash flow4 was $25 million, up from $2 million in the seasonally lower first quarter.
Growth Initiatives
Vonage continues to execute on its growth initiatives in international expansion and mobile. Yesterday, in partnership with Globe, a leading telecommunications company, Vonage announced an exclusive new calling plan. The plan combines unlimited calling to all of Globe's more than 31 million mobile and wireline subscribers, together with Vonage's ultra-low per minute rates to all other numbers in the Philippines. Additionally, the plan provides unlimited calling to the U.S., Canada, Puerto Rico, and 60 other countries around the world. Vonage Extension service is also included for no additional charge. The new plan is available immediately at a flat rate of $29.99. With more than three million Filipinos living in the U.S., the Filipino calling segment represents a substantial growth opportunity for Vonage and for Globe. The Company is actively involved in discussions with several prospective partners and expects to announce at least one additional alliance before the end of this year.
Building on the capabilities of its Vonage Mobile app, the Company further improved the product's calling capabilities and added new features, including Bluetooth functionality and photo and location sharing. In the coming weeks, the Company expects to launch a beta trial of its low-cost international roaming product, which will allow customers traveling outside their home country to avoid high roaming fees.
Users continue to be attracted to Vonage Extensions, which expands the benefits of the Company's core service beyond the walls of the home to any other phone, including mobile. More than 560,000 customers have now signed up for Extensions, using the service primarily for its mobile and international calling capabilities.
Share Repurchase
On July 25, 2012, Vonage's Board of Directors authorized a program to repurchase up to $50 million of its outstanding shares to be concluded by the end of 2013. Repurchases can be conducted in open market or through private transactions from time to time, and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The timing and amount of repurchases will be determined by Vonage's management, based on its evaluation of market conditions, the trading price of the stock and other factors. The Company intends to use available cash balances to fund the share repurchase program.
2012 Outlook
Consistent with its prior guidance for 2012, the Company expects to achieve adjusted EBITDA of $30-35 million per quarter, and $120-140 million for the year, reflecting the additional investment of $5-10 million per quarter in strategic growth initiatives.
Updated Guidance: The Company lowered its expectations for 2012 capital and software expenditures to “less than $35 million”, down from its previous guidance of “$40-45 million.”

Recent Developments
IT Transformation and Write-Down of Software Assets
Over the past three years, the Company has made substantial progress transforming its IT infrastructure, including improved application stability, better data analytics, enhanced capability to quickly solve customer problems, upgrades to customer and billing databases, and the implementation of virtualization and cloud computing technologies. While significant progress has been made overall, as previously disclosed, the Company has encountered delays and incremental costs during the development and implementation of the Amdocs billing and order management system. Based upon discussions with Amdocs, and after consideration of the progress made improving the Company's IT infrastructure, the incremental time and costs to implement the Amdocs system, as well as the expected reduction in capital expenditures, Vonage and Amdocs determined that it was in the best interest of both parties to terminate their previously disclosed License and Managed Services Agreement, effective July 30, 2012. As a result, Vonage recorded a non-cash adjustment of $25 million, net of settlements to the Company, in the second quarter of 2012. While the Company did not realize the benefits from the new billing and order management system, it believes that the improvements to its IT infrastructure, in combination with planned capital expenditures, will support the Company's systems needs in the future.

Intellectual Property
The Company has filed a record number of patent applications during the past 18 months to protect the innovative technologies it is developing to better serve the needs of its customers and support its growth initiatives. As previously reported, the Company has been granted three new patents since June by the United States Patent and Trademark Office.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(unaudited)			(unaudited)
Statement of Operations Data:
Revenues	$211,916	$215,903	$218,285	$427,819	$438,126

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,929, $3,930, $3,867, $7,859 and $7,991, respectively)	58,195	61,623	57,883	119,818	118,072
Direct cost of goods sold	9,275	9,846	9,865	19,121	20,920
Selling, general and administrative	58,396	61,835	58,481	120,231	116,724
Marketing	54,956	53,422	52,211	108,378	101,615
Depreciation and amortization	8,518	8,644	8,664	17,162	19,730
Loss from abandonment of software assets	25,262	—	—	25,262	—
	214,602	195,370	187,104	409,972	377,061
(Loss) income from operations	(2,686)	20,533	31,181	17,847	61,065
Other income (expense):
Interest income	30	20	37	50	79
Interest expense	(1,566)	(1,751)	(5,588)	(3,317)	(12,190)
Change in fair value of stock warrant	—	—	—	—	(950)
Loss on extinguishment of notes	—	—	(3,228)	—	(3,821)
Other income (expense), net	(65)	42	44	(23)	42
	(1,601)	(1,689)	(8,735)	(3,290)	(16,840)
(Loss) income before income tax benefit (expense)	(4,287)	18,844	22,446	14,557	44,225
Income tax benefit (expense)	947	(4,923)	(698)	(3,976)	(1,364)
Net (loss) income	$(3,340)	$13,921	$21,748	$10,581	$42,861
Net (loss) income per common share:
Basic	$(0.01)	$0.06	$0.10	$0.05	$0.19
Diluted	$(0.01)	$0.06	$0.09	$0.05	$0.18
Weighted-average common shares outstanding:
Basic	226,429	225,732	224,233	226,081	223,203
Diluted	226,429	236,036	244,590	234,219	242,481

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
	(unaudited)			(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$29,521	$11,119	$45,151	$40,640	$62,608
Net cash used in investing activities	(4,307)	(8,034)	(8,573)	(12,341)	(12,417)
Net cash used in financing activities	(7,531)	(7,084)	(53,201)	(14,615)	(66,908)
Capital expenditures, intangible asset purchases and development of software assets	(4,306)	(9,033)	(8,573)	(13,339)	(13,464)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$72,382	$58,863
Restricted cash	5,932	6,929
Accounts receivable, net of allowance	19,320	17,862
Inventory, net of allowance	9,747	6,715
Prepaid expenses and other current assets	20,906	16,820
Deferred customer acquisition costs	5,433	5,685
Property and equipment, net	60,683	67,978
Software, net	17,907	45,661
Debt related costs, net	1,318	2,007
Intangible assets, net	7,868	9,056
Total deferred tax assets, including current portion, net	322,452	325,601
Other assets	3,690	3,038
Total assets	$547,638	$566,215
Accounts payable and accrued expenses	$117,909	$135,740
Deferred revenue	37,825	39,981
Total notes payable, including current portion	56,666	70,833
Capital lease obligations	16,659	17,665
Other liabilities	2,480	2,429
Total liabilities	$231,539	$266,648
Total stockholders' equity	$316,099	$299,567

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Gross subscriber line additions	163,349	165,454	158,004	328,803	333,392
Change in net subscriber lines	(64)	(18,739)	(10,568)	(18,803)	(7,223)
Subscriber lines (at period end)	2,356,084	2,356,148	2,397,660	2,356,084	2,397,660
Average monthly customer churn	2.5%	2.8%	2.5%	2.7%	2.5%
Average monthly operating revenue per line	$29.98	$30.42	$30.28	$30.14	$30.41
Average monthly direct cost of telephony services per line	$8.23	$8.68	$8.03	$8.44	$8.20
Marketing costs per gross subscriber line addition	$336	$323	$330	$330	$305
Employees (excluding temporary help) (at period end)	988	1,004	1,059	988	1,059
Direct margin as a % of revenues	68.2%	66.9%	69.0%	67.5%	68.3%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP (LOSS) INCOME FROM OPERATIONS TO ADJUSTED
EBITDA AND PRE-MARKETING OPERATING INCOME
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
(Loss) income from operations	$(2,686)	$20,533	$31,181	$17,847	$61,065
Depreciation and amortization	8,518	8,644	8,664	17,162	19,730
Loss from abandonment of software assets	25,262	—	—	25,262	—
Share-based expense	3,505	2,623	3,854	6,128	6,329
Adjusted EBITDA	34,599	31,800	43,699	66,399	87,124
Marketing	54,956	53,422	52,211	108,378	101,615
Customer equipment and shipping	(510)	(498)	(997)	(1,008)	(2,608)
Direct cost of goods sold	9,275	9,846	9,865	19,121	20,920
Pre-marketing operating income	$98,320	$94,570	$104,778	$192,890	$207,051

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET (LOSS) INCOME TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net (loss) income	$(3,340)	$13,921	$21,748	$10,581	$42,861
Loss from abandonment of software assets	25,262	—	—	25,262	—
Change in fair value of stock warrant	—	—	—	—	950
Income tax (benefit) expense	(947)	4,923	698	3,976	1,364
Loss on extinguishment of notes	—	—	3,228	—	3,821
Net income excluding adjustments	$20,975	$18,844	$25,674	$39,819	$48,996
Net (loss) income per common share:
Basic	$(0.01)	$0.06	$0.10	$0.05	$0.19
Diluted	$(0.01)	$0.06	$0.09	$0.05	$0.18
Weighted-average common shares outstanding:
Basic	226,429	225,732	224,233	226,081	223,203
Diluted	226,429	236,036	244,590	234,219	242,481
Net income per common share, excluding adjustments:
Basic	$0.09	$0.08	$0.11	$0.18	$0.22
Diluted	$0.09	$0.08	$0.10	$0.17	$0.20
Weighted-average common shares outstanding:
Basic	226,429	225,732	224,233	226,081	223,203
Diluted	232,441	236,036	244,590	234,219	242,611

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net cash provided by operating activities	$29,521	$11,119	$45,151	$40,640	$62,608
Less:
Capital expenditures	(1,659)	(2,033)	(3,869)	(3,692)	(5,167)
Acquisition and development of software assets	(2,647)	(7,000)	(4,704)	(9,647)	(8,297)
Free cash flow	$25,215	$2,086	$36,578	$27,301	$49,144

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
Current maturities of capital lease obligations	$2,282	$2,104
Current portion of notes payable	28,333	28,333
Notes payable, net of discount and current maturities	28,333	42,500
Capital lease obligations, net of current maturities	14,377	15,561
Gross debt	73,325	88,498
Less:
Unrestricted cash	72,382	58,863
Net debt	$943	$29,635

About Vonage
 Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail -- for one low monthly rate. Our Vonage Mobile® app lets users make free high-definition calls and send free texts to all users of the app, worldwide. The app works over Wi-Fi, 3G and 4G wireless data networks. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income excluding adjustments, net debt and free cash flow.
Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization and loss from abandonment of software assets, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.
The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded from its net income (loss) the change in fair value of stock warrant, loss on extinguishment of notes, the income tax benefit/(expense), and loss from abandonment of software assets. The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations when these events occurred on a comparative basis.
Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, and loss from abandonment of software assets.
Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense, and loss from abandonment of software assets.
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding the change in fair value of stock warrant, the loss on extinguishment of notes, the income tax benefit (expense), and loss from abandonment of software assets.
Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter's results on Wednesday, August 1, 2012 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight August 14, 2012, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 95798256.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.
Safe Harbor Statement
This press release contains forward-looking statements regarding growth strategy, adjusted EBITDA, churn, capital allocation, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems including any disruption caused by the termination of our billing and order management project; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; the Company's ability to obtain or maintain relevant intellectual property licenses; results of regulatory inquiries into the Company's business practices; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; the Company's dependence upon key personnel; the Company's history of net losses and ability to achieve consistent profitability in the future; fraudulent use of the Company's name or services; the Company's ability to maintain data security; security breaches and other compromises of information security; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; any reinstatement of holdbacks by the Company's vendors; the Company's ability to obtain additional financing if required; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's available capital resources and other financial and operational performance which may cause the Company not to make share repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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